 Exhibit 99.1

Simplicity Esports Signs Two Year Exclusive Retail Distribution Agreement with Leading Gaming Supplement Company ADVANCED®

Simplicity to receive over $500,000 in Retail Outlet Access Fees  and become an exclusive retail distributor for ADVANCED®, who recorded 210% year-over-year growth in online, direct to consumer sales as of September 2021.

Boca Raton, Florida — September 9, 2021 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), signed an exclusive retail distribution agreement with leading gaming supplement company Advanced, LLC (“ADVANCED®”). The agreement gives Simplicity Esports and PLAYlive Nation branded gaming centers exclusive rights for retail distribution of ADVANCED® gaming supplements across its nationwide network, which is the largest footprint of esports gaming centers in the country.

Roman Franklin, CEO of Simplicity Esports, stated, “I am thrilled to announce our partnership with ADVANCED®. Peter Nguyencong and his team have done an amazing job of combining delicious flavors and nootropics to design supplements specifically for esports professionals, everyday gamers, and those who work in front of a screen for hours a day. I appreciate ADVANCED®’s commitment to the success of Simplicity Esports, and look forward to the growth of our partnership as we continue executing our strategy to expand our footprint by adding more than 30 new, corporate owned locations over the next 24 months.”

Peter Nguyencong, CEO of ADVANCED®, stated “I am extremely excited to begin this partnership with Simplicity. As endemic brands in the gaming space, we are a perfect fit for one another. I cannot speak enough about how the mission of Simplicity PLAYlive Nation gaming centers harkens back to the nostalgia of arcades of my youth. ADVANCED® is excited to bring our unique offering of performance-oriented FOCUS and ENERGY supplements to Simplicity PLAYlive Nation locations across the country and help foster a new vision of arcades and gaming culture that is accessible to everyone.”

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) owns 16 esports gaming centers, and is the franchisor for 17 esports gaming centers that give the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports. Simplicity and Flamengo branded teams compete in popular games such as League of Legends®, FreeFire®, Wild Rift®, and Heroes of the Storm®. Simplicity Esports is also in the process of designing, minting, and selling non-fungible tokens (NFTs) for the esports and gaming industries. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments.

FreeFire®, Heroes of the Storm®, League of Legends®, and Wild Rift® are registered trademarks of their respective owners.

About ADVANCED®:

ADVANCED® was founded in 2018 by Peter Nguyencong and Eric H., avid gamers who met and became friends through the Destiny® gaming community. Both were unsatisfied with what they saw in the supplement space, particularly items marketed towards gaming. In a market saturated with marketing gimmicks, unhealthy options, and questionable claims, the two set out on a mission: advance the gaming supplement market by producing innovative products that work exactly as advertised.

ADVANCED®’s flagship product, FOCUS, was the world’s first gaming supplement to feature nooLVL®, the first clinically researched active ingredient that supports esports performance. Followed by CHILL, a CBD-based recovery formula, and ENERGY, an energy-boosting and hydration formula, ADVANCED® has continued to produce innovations in the supplement space grounded in the values of transparency, efficacy, and providing healthier options for gamers.

ADVANCED® is a registered trademark of Advanced, LLC.

Destiny® is a registered trademark of Bungie, INC.

nooLVL® is a registered trademark of Nutrition 21, LLC.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2021 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin
Chief Executive Officer

roman@simplicityesports.com
561-819-8586